EXHIBIT 97.1

Incentive Compensation Recovery Policy

ALL INQUIRIES RELATED TO THIS POLICY SHOULD BE DIRECTED TO:

OWNER:

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

CONTACT(S):

STACEY GEER, EVP, CHIEF GOVERNANCE OFFICER

470-564-6644

ISSUE DATE:

May 17, 2023

1

OVERVIEW

1.1
Objective

The Board of Directors of the Company (the “Board”) believes that it is in the best interests of the Company and its stockholders to create and maintain a culture that emphasizes integrity and accountability and that reinforces the Company’s pay-for-performance compensation philosophy. As recommended by the Compensation Committee of the Board (the “Compensation Committee”) the Board has therefore adopted this policy, which provides for the recovery of certain executive compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under the federal securities laws (the “Policy”). This Policy is intended to comply with Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Rule 10D-1 promulgated thereunder and the related rules or listing standards of any national securities exchange on which the Company’s securities are listed.

In the event of any questions or uncertainties about the application of this Policy, consult the Chief Governance Officer.

1.2
Scope and Target Audience

This Policy applies to all of the Company’s current and former “executive officers”, as defined in accordance with Rule 10D-1 promulgated under the Exchange Act and the related rules or listing standards of any national securities exchange on which the Company’s securities are listed, and such other employees of the Company or its subsidiaries who may from time to time be deemed subject to the Policy by the Compensation Committee (the “Covered Executives”). The Board shall designate each such executive officer, but this Policy shall apply to all employees who fall within the definition in this Section 1.2 regardless of such designation.

1.3
Owner

This Policy is owned by the Chief Governance Officer. This Policy, and any changes to this Policy, must be approved by the Compensation Committee of the Board.

1.4
Administration

This Policy shall be administered by the Compensation Committee. Any determinations made by the Compensation Committee shall be final and binding on all affected individuals.

1.5
Effective Date / Transition Period

2

This Policy shall be effective as of the date it is adopted by the Board (the “Effective Date”). It shall apply to Incentive Compensation, as defined in this Policy, that is received, as described in this Policy, by Covered Executives on or after the Effective Date that results from attainment of a Financial Reporting Measure, as defined in this Policy, based on or derived from financial information for any fiscal period ending on or after the Effective Date.

POLICY

In the event the Company is required to prepare an accounting restatement of its financial statements due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, and except as otherwise provided in Section 2.11 of this Policy, the Company will recover, through reimbursement, forfeiture of, or other means, any excess Incentive Compensation received by any Covered Executive during the three completed fiscal years immediately preceding the date on which the Company is required to prepare an accounting restatement.

For purposes of this Policy, an accounting restatement shall include any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

Incentive Compensation shall be considered received under this Policy if actually received or deemed received. Incentive Compensation shall be deemed received in the fiscal period during which the Financial Reporting Measure specified in the Incentive Compensation award is attained, even if the payment or grant of the Incentive Compensation occurs after the end of that period.

This Policy applies to all Incentive Compensation received by a person: (a) after beginning service as a Covered Executive; and (b) who served as a Covered Executive at any time during the performance period for that Incentive Compensation.

2.1
Definition of Incentive Compensation

For purposes of this Policy, “Incentive Compensation” means compensation that is granted, earned, or vested based wholly or in part on the attainment of a Financial Reporting Measure. Examples of Incentive Compensation include, but are not limited to:

•
Annual bonuses and other short- and long-term cash incentives
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Stock options
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Stock appreciation rights

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Restricted stock
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Restricted stock units
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Performance shares
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Performance stock units

The following shall not be Incentive Compensation for purposes of this Policy:

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Salaries; provided, however, that to the extent that a Covered Executive receives a salary increase earned wholly or in part based on the attainment of a Financial Reporting Measure performance goal, such a salary increase is subject to recovery as a non-equity incentive plan award for purposes of this Policy;
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Bonuses paid solely at the discretion of the Compensation Committee or Board that are not paid from a “bonus pool” that is determined by satisfying a Financial Reporting Measure performance goal;
•
Bonuses paid solely upon satisfying one or more subjective standards (e.g., demonstrated leadership) and/or completion of a specified employment period;
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Non-equity incentive plan awards earned solely upon satisfying one or more strategic measures (e.g., consummating a merger or divestiture), or operational measures (e.g., completion of a project or increase in market share); or
•
Equity awards for which the grant is not contingent upon achieving any Financial Reporting Measure performance goal and vesting is contingent solely upon completion of a specified employment period (e.g., time-based options, restricted stock or restricted stock units) and/or attaining one or more non-Financial Reporting Measures.

For purposes of this Policy, Incentive Compensation shall not include compensation received by a person prior to the date that such person became a Covered Executive.

2.2
Definition of Financial Reporting Measures

For purposes of this Policy, “Financial Reporting Measures” means measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any other measures that are derived wholly or in part from such measures. Financial Reporting Measures include, but are not limited to, the following:

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Company stock price
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Total stockholder return (“TSR”)
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Revenues
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Net income
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Earnings before interest, taxes, depreciation, and amortization (EBITDA)
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Liquidity measures such as working capital or operating cash flow
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Return measures such as return on invested capital or return on assets
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Earnings measures such as earnings per share

For the avoidance of doubt, a Financial Reporting Measure need not be presented in the Company’s financial statements or included in a filing with the Securities and Exchange Commission (the “SEC”).

2.3
Excess Incentive Compensation: Amount Subject to Recovery

The amount of Incentive Compensation to be recovered, with respect to each Covered Executive in connection with an accounting restatement, is the amount of Incentive Compensation received that exceeds the amount of Incentive Compensation that otherwise would have been received had the Incentive Compensation been determined based on the restated amounts (the “erroneously awarded Incentive Compensation”). This amount shall be calculated without regard to any taxes paid.

For Incentive Compensation based on (or derived from) stock price or TSR where the amount of erroneously awarded Incentive Compensation is not subject to mathematical recalculation directly from the information in the applicable accounting restatement, the amount shall be determined by the Compensation Committee based on a reasonable estimate of the effect of the accounting restatement on the stock price or TSR upon which the Incentive Compensation was received (in which case, the Company shall maintain documentation of such determination of that reasonable estimate and provide such documentation to any national securities exchange on which the Company’s securities are listed).

2.4
Timing of Recovery

The Company shall recover the amount of any erroneously awarded Incentive Compensation under this Policy reasonably promptly following the date that the Company is required to prepare an accounting restatement, without regard to whether the accounting restatement has been prepared or filed with the SEC.

2.5
Date of Determination

The date that the Company is required to prepare an accounting restatement is the earlier to occur of:

•
The date that the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an accounting restatement; or
•
The date that a court, regulator, or other legally authorized body directs the Company to prepare an accounting restatement.
2.6
Method of Recovery

The Compensation Committee shall have broad discretion to determine the appropriate means for recovering erroneously awarded Incentive Compensation under this Policy based on all applicable facts and circumstances. These means may include, without limitation:

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Requiring reimbursement of cash Incentive Compensation previously paid;
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Seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards;
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Offsetting the recovered amount from any compensation otherwise owed by the Company to the Covered Executive;
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Cancelling outstanding vested or unvested equity awards; and/or
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Taking any other remedial and recovery action permitted by law, as determined by the Compensation Committee.

For the avoidance of doubt, except as set forth in Section 2.11, in no event may the Company accept an amount that is less than the amount of erroneously awarded Incentive Compensation in satisfaction of a Covered Executive’s obligations under this Policy.

2.7 No Indemnification

The Company shall not indemnify any Covered Executive against the loss of any erroneously awarded Incentive Compensation.

2.8 Interpretation

The Compensation Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act, Rule 10D-1 promulgated thereunder and any other applicable rules or standards adopted by the SEC or any national securities exchange on which the Company’s securities are listed.

2.9 Amendment; Termination

The Board may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary to reflect any regulations adopted by the SEC under Section 10D of the Exchange Act and to comply with any rules or standards adopted by any national securities exchange on which the Company’s securities are listed. The Board may terminate this Policy at any time.

2.10 Other Recovery Rights

The Board intends that this Policy will be applied to the fullest extent of the law. The Board may require that any employment agreement, equity award agreement, or similar agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require a Covered Executive to agree to abide by the terms of this Policy. Any right of recovery under this Policy is in addition to, and not in lieu of, any other remedies or rights of recovery that may be available to the Company under applicable law, regulation or rule or pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company.

2.11 Impracticability

The Company shall recover any erroneously awarded Incentive Compensation in accordance with this Policy, except to the extent that (i) the conditions in one of the three bullet points set forth below are met, and (ii) the Compensation Committee has made a determination that such recovery would be impracticable.

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The direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered. Before concluding that it would be impracticable to recover any amount of erroneously awarded Incentive Compensation based on expense of enforcement, the Company shall make a reasonable attempt(s) to recover such erroneously awarded Incentive Compensation, document such reasonable attempt to recover and provide that documentation to the national securities exchange on which the Company’s securities are listed;
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Recovery would violate home country law where that law was adopted prior to November 28, 2022. Before concluding that it would be impracticable to recover any amount of erroneously awarded Incentive Compensation based on violation of home country law, the Company shall obtain an opinion of home country counsel, acceptable to the national securities exchange on which the Company’s securities are listed, that recovery would result in such a violation and provide that opinion to the national securities exchange on which the Company’s securities are listed; or
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Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to the Company’s employees, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

2.12 Successors

This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives.